UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 25, 2012

BILLMYPARENTS, INC.

A Colorado Corporation

(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

 (Address of principal executive offices)

(858) 677-0080

 (Registrant’s telephone number)

 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of January 25, 2012, Mr. Joseph Proto was appointed to the Board of Directors of BillMyParents Inc. (the “Company”).  The following sets forth certain information concerning Mr. Proto’s background and experience:

From 2007 to the present, Mr. Proto has been the Chairman and Chief Executive Officer

of Transactis Inc., an electronic billing company.  In 1996, Mr. Proto founded   REMITCO, a remittance processing company, where he also served as President until   2006.  REMITCO was acquired in 2000 by First Data Corp.  In 1982, Mr. Proto founded   Financial Telesis (CashFlex), a payment processor to 65 of the top 100 banks in the   United States, which was acquired by CoreStates/Wachovia in 1992 and is now a part of   Wells Fargo.  In 2004, Mr. Proto co-founded Windham Ventures, an investment company   focusing on financial technology and life sciences companies, where he currently serves   as a founding partner.  Mr. Proto is 55 years old.

In connection with Mr. Proto’s appointment to the Board, the Company agreed to grant Mr. Proto warrants or stock options to purchase up to 2,000,000 shares of common stock at an exercise price of $0.44 per share, vesting monthly over a period of 36 months provided Mr. Proto continues to serve on the Board, and having a term of 5 years.

Effective as of January 25, 2012, Mr. Mark Sandson retired from the Board of Directors of the Company.  Mr. Sandson’s departure from the Board of Directors was not the result of any disagreements with the Company.  The Board expressed its appreciation for Mr. Sandson’s past service and contributions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.
/s/ Jonathan Shultz
Dated: January 25, 2012	By:
Jonathan Shultz Chief Financial Officer

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